Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos reports 2Q 2012 results

•                  2Q Net Revenues decreased $8.8 million (2.9%) YOY to $296.3 million

•                  2Q Adjusted EBITDA declined $4.1 million (4.3%) YOY to $90.2 million

•                  Strong 2Q Adjusted EBITDA margin of 30.4%

•                  2Q Adjusted EPS improved by $0.01 (2.0%) YOY to $0.51

•                  Construction of Ameristar Lake Charles commenced on July 20, 2012

LAS VEGAS, Wednesday, August 1, 2012 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the second quarter of 2012.

“After an extremely strong first quarter, when we established several all-time financial performance records, the second quarter of 2012 proved to be a bit softer,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer.  “The combination of new competition, construction disruption and a pull-back in consumer discretionary spending impacted the quarter.  As a result, we were unable to continue our lengthy year-over-year quarterly increases in net revenues, Adjusted EBITDA and Adjusted EBITDA margin.  Nonetheless, our Adjusted EPS grew on a year-over-year basis for the seventh consecutive quarter and we continued to operate with a strong consolidated Adjusted EBITDA margin above 30%.  Our Black Hawk property was a notable contributor to the consolidated margin as it produced the best quarterly financial performance in its history.  Looking beyond the quarterly performance measures, we achieved the best first-half financial performance in Ameristar’s history.

Please refer to the tables beginning on page 11 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release.  Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

“Additionally, we are pleased with the progress made on our casino hotel spa development in Lake Charles, La.  Within the last two months, we received the necessary regulatory approvals, completed the acquisition and commenced construction.  We look forward to further growing our company and diversifying our operations by adding a luxury casino resort that will cater to patrons from southwest Louisiana and east Texas, including the Houston metropolitan area.”

Consolidated net revenues for the second quarter decreased year over year by $8.8 million, to $296.3 million.  We believe the slower growth in consumer discretionary spending adversely impacted our top-line results.  Additionally, new competition continued to adversely impact our Kansas City and East Chicago properties, with year-over-year declines of $5.0 million (8.8%) and $3.6 million (6.4%), respectively.  Net revenues at our Jackpot properties decreased by $1.6 million (10.2%), due mostly to the combined effect of road repaving on Highway 93 between Twin Falls, Idaho and Jackpot and a hotel renovation that was completed in late July 2012.  As a result, Jackpot had a disproportionately large impact on the year-over-year changes in our key financial metrics for the second quarter.  Our Black Hawk and Vicksburg properties improved year-over-year net revenues by $1.8 million (4.6%) and $1.5 million (5.2%), respectively, as Black Hawk set a second quarter record and Vicksburg rebounded from the prior-year flooding.  Consolidated second quarter promotional allowances decreased $1.9 million (2.8%) from the prior-year second quarter, although promotional costs as a percentage of gross gaming revenues experienced a slight year-over-year increase.

For the second quarter of 2012, consolidated Adjusted EBITDA decreased from the prior-year second quarter by $4.1 million (4.3%) to $90.2 million.  Five of our properties had lower Adjusted EBITDA on a year-over-year basis, with Kansas City down $2.8 million (12.8%) and Jackpot down $1.4 million (25.8%).  Black Hawk established its all-time quarterly Adjusted EBITDA record at $15.0 million, an increase of $1.5 million (11.3%) over the prior-year second quarter.

Consolidated Adjusted EBITDA margin decreased from 30.9% in the second quarter of 2011 to 30.4% in the current-year second quarter.  Nonetheless, the second quarter of 2011 and 2012 are the only quarters in which we have generated a consolidated Adjusted EBITDA margin in excess of 30% during the second, third or fourth quarters, reflecting the strength of the operational improvements we have put in place during the current economic downturn.  We generated operating income of $59.0 million in the second quarter of 2012, compared to $59.4 million in the same period in 2011.  Prior-year operating income was adversely impacted by $3.4 million in non-operational professional fees.

For the quarter ended June 30, 2012, we reported net income of $17.6 million, compared to a net loss of $41.3 million for the same period in 2011.  The year-over-year improvement in net income was mostly attributable to a pre-tax loss on early retirement of debt of $85.3 million ($54.7 million on an after-tax basis) recognized in the prior-year second quarter and the absence of non-operational professional fees in the current period.  Diluted earnings per share was $0.51 for the second quarter of 2012, compared to a loss per share of $1.10 in the prior-year second quarter.  Adjusted EPS of $0.51 for the quarter ended June 30, 2012 represents an increase of $0.01 over Adjusted EPS for the 2011 second quarter.  Second quarter 2012 EPS calculations were favorably impacted by the reduction from the prior-year second quarter of approximately 3.3 million weighted-average number of diluted shares as a result of the April 2011 share repurchase from our then majority shareholder.

Ameristar Lake Charles Construction Begins

On March 14, 2012, we entered into a definitive agreement to acquire all of the equity interests of Creative Casinos of Louisiana, L.L.C. (‘‘Creative’’) for $32.5 million.  The transaction closed on July 16, 2012, and construction began on July 20, 2012.

Ameristar Casino Resort Spa Lake Charles is being developed on a 243-acre leased site and will include a casino with approximately 1,600 slot machines and 60 table games, a hotel with approximately 700 guest rooms (including 70 suites), a variety of food and beverage outlets, an 18-hole golf course, a tennis club, swimming pools, a spa and other resort amenities, and approximately 3,000 parking spaces, 1,000 of which will be in a garage.  The cost of the project (including the purchase price) is expected to be between $560 million to $580 million, excluding capitalized interest and pre-opening expenses.  We anticipate funding the project through a combination of cash from operations and borrowings under our revolving credit facility.  We expect to open the resort in the third quarter of 2014.

Additional Financial Information

Cash and Cash Equivalents.  At June 30, 2012, total cash was $135.5 million, which represented an increase of $49.8 million from total cash as of December 31, 2011 and was approximately $60 million more than required for daily operations.  The increase is attributable to accumulated cash flows from operations and no outstanding indebtedness subject to voluntary repayment under our revolving credit facility (as described below).  A portion of the excess cash was utilized to cover the Creative purchase price in July and the balance will be used primarily to fund the development of Ameristar Lake Charles.

Debt.  At June 30, 2012, the face amount of our outstanding debt was $1.9 billion.  Net borrowings for the second quarter of 2012 totaled $19.8 million.  At June 30, 2012, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 6.50:1.  As of that date, our Total Net Leverage Ratio was 4.99:1.

On April 26, 2012, we issued $240.0 million principal amount of 7.50% Senior Notes due 2021.  These notes were issued under the same indenture as the $800.0 million principal amount of 7.50% Senior Notes due 2021 that we issued in April 2011.  The new notes were sold at a premium to the principal amount, resulting in a yield to maturity of 6.88%.  The net proceeds from this offering were $244.0 million, of which $236.0 million was used to repay all the outstanding indebtedness under our revolving credit facility, which we may re-borrow from time to time.  The balance of the net proceeds will be used for general corporate purposes.  After applying the proceeds to the outstanding revolving credit facility and with no subsequent borrowings, we had $496.0 million available for borrowing under the revolving credit facility as of June 30, 2012.

Capital Expenditures.  For the quarters ended June 30, 2012 and 2011, capital expenditures totaled $20.3 million and $16.1 million, respectively.

Dividend.  During the second quarter of 2012, our Board of Directors declared a cash dividend of $0.125 per share, which we paid on June 15, 2012.  On July 25, 2012, the Board declared a cash dividend of $0.125 per share, payable on September 14, 2012.

Outlook

In the third quarter of 2012, we currently expect:

•	depreciation to range from $26.5 million to $27.5 million.

•	interest expense, net of capitalized interest, to be between $29.0 million and $30.0 million, including non-cash interest expense of approximately $1.4 million.

•	the combined state and federal income tax rate to be in the range of 40.5% to 41.5%.

•

capital spending of $75.0 million to $80.0 million, including $31.5 million for the balance due in the purchase of the equity interests in Creative and approximately $30.0 million in design and construction costs for the Lake Charles project.

•	non-cash stock-based compensation expense of $3.5 million to $4.0 million.

•	corporate expense, excluding non-cash stock-based compensation expense, to be between $13.0 million and $14.0 million.

Conference Call Information

We will hold a conference call to discuss our second quarter results on Wednesday, August 1, 2012 at 11 a.m. EDT.  The call may be accessed live by dialing toll-free 866-400-0018 domestically, or 913-981-5521, and referencing pass code number 4022778.  Conference call participants are requested to dial in at least five minutes early to ensure a prompt start.  Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link.  A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call.  In addition, the call will be recorded and can be replayed from 2 p.m. EDT August 1, 2012 until 11:59 p.m. EDT August 14, 2012.  To listen to the replay, call toll-free 888-203-1112 domestically, or 719-457-0820, and reference the pass code number above.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should,” “could,” “would,” “will” or words of similar meaning, with reference to Ameristar or our management.  Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements.  It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct.    For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions.  Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines.  Our 7,500 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests.  We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings.  Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We began construction on our ninth property, a casino resort in Lake Charles, La., in July 2012, which we expect will open in the third quarter of 2014.  We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market.  We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Casino	$303,356	$313,860	$623,063	$630,981
Food and beverage	33,250	33,151	67,940	68,320
Rooms	19,485	19,715	38,758	38,918
Other	7,060	7,191	13,967	14,413
	363,151	373,917	743,728	752,632
Less: promotional allowances	(66,897)	(68,823)	(135,341)	(138,795)
Net revenues	296,254	305,094	608,387	613,837

OPERATING EXPENSES:
Casino	132,254	136,595	269,356	275,402
Food and beverage	13,050	12,947	27,181	26,457
Rooms	1,853	1,959	3,898	3,780
Other	2,531	2,599	4,883	5,239
Selling, general and administrative	59,994	65,511	121,040	128,548
Depreciation and amortization	26,999	26,102	53,520	52,546
Net loss (gain) on disposition of assets	550	10	228	(119)
Total operating expenses	237,231	245,723	480,106	491,853

Income from operations	59,023	59,371	128,281	121,984

OTHER INCOME (EXPENSE):
Interest income	12	1	33	3
Interest expense, net of capitalized interest	(28,821)	(27,164)	(55,706)	(52,219)
Loss on early retirement of debt	—	(85,296)	—	(85,296)
Other	(112)	(150)	834	304

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	30,102	(53,238)	73,442	(15,224)
Income tax provision (benefit)	12,480	(11,925)	14,454	4,243
NET INCOME (LOSS)	$17,622	$(41,313)	$58,988	$(19,467)

EARNINGS (LOSS) PER SHARE:
Basic	$0.53	$(1.10)	$1.79	$(0.41)
Diluted	$0.51	$(1.10)	$1.73	$(0.41)

CASH DIVIDENDS DECLARED PER SHARE	$0.125	$0.105	$0.250	$0.210

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	33,020	37,512	32,939	47,860
Diluted	34,255	37,512	34,138	47,860

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Balance sheet data
Cash and cash equivalents	$135,527	$85,719
Total assets	$2,058,481	$2,012,039
Total debt, including net discount of $861 and $8,258	$1,923,515	$1,926,064
Stockholders’ deficit	$(28,008)	$(90,578)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Consolidated cash flow information
Net cash provided by operating activities	$43,846	$61,342	$115,817	$142,968
Net cash used in investing activities	$(19,891)	$(17,806)	$(53,111)	$(29,879)
Net cash provided by (used in) financing activities	$18,843	$(48,737)	$(12,898)	$(100,721)

Net revenues
Ameristar St. Charles	$66,135	$67,494	$134,344	$135,594
Ameristar Kansas City	52,048	57,091	108,396	114,195
Ameristar Council Bluffs	41,132	41,633	84,839	83,194
Ameristar Black Hawk	39,839	38,074	79,161	74,955
Ameristar Vicksburg	30,545	29,041	62,822	60,375
Ameristar East Chicago	52,357	55,950	109,876	114,714
Jackpot Properties	14,198	15,811	28,949	30,810
Consolidated net revenues	$296,254	$305,094	$608,387	$613,837

Operating income (loss)
Ameristar St. Charles	$16,953	$18,560	$36,016	$37,204
Ameristar Kansas City	14,988	17,681	32,907	34,621
Ameristar Council Bluffs	14,749	15,071	31,629	29,845
Ameristar Black Hawk	10,435	9,046	20,560	17,474
Ameristar Vicksburg	10,300	9,486	22,208	20,967
Ameristar East Chicago	5,089	6,228	13,577	13,820
Jackpot Properties	2,700	4,060	6,023	7,714
Corporate and other	(16,191)	(20,761)	(34,639)	(39,661)
Consolidated operating income	$59,023	$59,371	$128,281	$121,984

Adjusted EBITDA
Ameristar St. Charles	$23,891	$25,233	$49,612	$50,532
Ameristar Kansas City	18,826	21,583	40,289	42,251
Ameristar Council Bluffs	16,696	17,210	35,736	33,872
Ameristar Black Hawk	14,988	13,471	29,524	26,768
Ameristar Vicksburg	14,000	13,343	29,622	28,447
Ameristar East Chicago	10,217	10,485	23,209	22,374
Jackpot Properties	4,042	5,450	8,751	10,490
Corporate and other	(12,503)	(12,527)	(24,610)	(24,126)
Consolidated Adjusted EBITDA	$90,157	$94,248	$192,133	$190,608

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating income margins (1)
Ameristar St. Charles	25.6%	27.5%	26.8%	27.4%
Ameristar Kansas City	28.8%	31.0%	30.4%	30.3%
Ameristar Council Bluffs	35.9%	36.2%	37.3%	35.9%
Ameristar Black Hawk	26.2%	23.8%	26.0%	23.3%
Ameristar Vicksburg	33.7%	32.7%	35.4%	34.7%
Ameristar East Chicago	9.7%	11.1%	12.4%	12.0%
Jackpot Properties	19.0%	25.7%	20.8%	25.0%
Consolidated operating income margin	19.9%	19.5%	21.1%	19.9%

Adjusted EBITDA margins (2)
Ameristar St. Charles	36.1%	37.4%	36.9%	37.3%
Ameristar Kansas City	36.2%	37.8%	37.2%	37.0%
Ameristar Council Bluffs	40.6%	41.3%	42.1%	40.7%
Ameristar Black Hawk	37.6%	35.4%	37.3%	35.7%
Ameristar Vicksburg	45.8%	45.9%	47.2%	47.1%
Ameristar East Chicago	19.5%	18.7%	21.1%	19.5%
Jackpot Properties	28.5%	34.5%	30.2%	34.0%
Consolidated Adjusted EBITDA margin	30.4%	30.9%	31.6%	31.1%

(1)          Operating income margin is operating income as a percentage of net revenues.

(2)          Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Three Months Ended June 30, 2012

	Operating Income (Loss)	Depreciation and Amortization	Loss (Gain) on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding Reimbursements (2)	Adjusted EBITDA
Ameristar St. Charles	$16,953	$6,789	$—	$149	$—	$—	$23,891
Ameristar Kansas City	14,988	3,748	1	89	—	—	18,826
Ameristar Council Bluffs	14,749	2,022	—	114	—	(189)	16,696
Ameristar Black Hawk	10,435	4,453	—	100	—	—	14,988
Ameristar Vicksburg	10,300	3,575	(1)	126	—	—	14,000
Ameristar East Chicago	5,089	4,411	609	108	—	—	10,217
Jackpot Properties	2,700	1,289	(59)	112	—	—	4,042
Corporate and other	(16,191)	712	—	2,852	124	—	(12,503)
Consolidated	$59,023	$26,999	$550	$3,650	$124	$(189)	$90,157

Three Months Ended June 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	Loss (Gain) on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$18,560	$6,506	$—	$167	$—	$—	$—	$25,233
Ameristar Kansas City	17,681	3,824	(36)	114	—	—	—	21,583
Ameristar Council Bluffs	15,071	1,853	21	116	—	—	149	17,210
Ameristar Black Hawk	9,046	4,293	8	124	—	—	—	13,471
Ameristar Vicksburg	9,486	3,470	1	144	—	—	242	13,343
Ameristar East Chicago	6,228	4,148	5	104	—	—	—	10,485
Jackpot Properties	4,060	1,262	11	117	—	—	—	5,450
Corporate and other	(20,761)	746	—	3,991	99	3,398	—	(12,527)
Consolidated	$59,371	$26,102	$10	$4,877	$99	$3,398	$391	$94,248

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.  This expense is included in selling, general and administrative expenses in the Company’s consolidated statements of operations.

(2) Amounts are net of insurance reimbursements and represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA - CONTINUED

(Dollars in Thousands) (Unaudited)

Six Months Ended June 30, 2012

	Operating Income (Loss)	Depreciation and Amortization	Loss (Gain) on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding Reimbursements (2)	Adjusted EBITDA
Ameristar St. Charles	$36,016	$13,448	$(150)	$298	$—	$—	$49,612
Ameristar Kansas City	32,907	7,298	(94)	178	—	—	40,289
Ameristar Council Bluffs	31,629	4,013	—	227	—	(133)	35,736
Ameristar Black Hawk	20,560	8,831	(76)	209	—	—	29,524
Ameristar Vicksburg	22,208	7,159	(1)	256	—	—	29,622
Ameristar East Chicago	13,577	8,806	608	218	—	—	23,209
Jackpot Properties	6,023	2,562	(59)	225	—	—	8,751
Corporate and other	(34,639)	1,403	—	7,399	1,227	—	(24,610)
Consolidated	$128,281	$53,520	$228	$9,010	$1,227	$(133)	$192,133

Six Months Ended June 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$37,204	$12,992	$4	$332	$—	$—	$—	$50,532
Ameristar Kansas City	34,621	7,481	(77)	226	—	—	—	42,251
Ameristar Council Bluffs	29,845	3,761	(113)	230	—	—	149	33,872
Ameristar Black Hawk	17,474	9,065	(21)	250	—	—	—	26,768
Ameristar Vicksburg	20,967	6,951	(1)	288	—	—	242	28,447
Ameristar East Chicago	13,820	8,270	76	208	—	—	—	22,374
Jackpot Properties	7,714	2,532	13	231	—	—	—	10,490
Corporate and other	(39,661)	1,494	—	6,382	698	6,961	—	(24,126)
Consolidated	$121,984	$52,546	$(119)	$8,147	$698	$6,961	$391	$190,608

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.  This expense is included in selling, general and administrative expenses in the Company’s consolidated statements of operations.

(2) Amounts are net of insurance reimbursements and represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net income (loss), a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$17,622	$(41,313)	$58,988	$(19,467)
Income tax provision (benefit)	12,480	(11,925)	14,454	4,243
Interest expense, net of capitalized interest	28,821	27,164	55,706	52,219
Interest income	(12)	(1)	(33)	(3)
Other	112	150	(834)	(304)
Net loss (gain) on disposition of assets	550	10	228	(119)
Depreciation and amortization	26,999	26,102	53,520	52,546
Stock-based compensation	3,650	4,877	9,010	8,147
Deferred compensation plan expense	124	99	1,227	698
Loss on early retirement of debt	—	85,296	—	85,296
Non-operational professional fees	—	3,398	—	6,961
Net river flooding (reimbursements) expenses	(189)	391	(133)	391
Adjusted EBITDA	$90,157	$94,248	$192,133	$190,608

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Shares in Thousands) (Unaudited)

The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Diluted income (loss) per share (EPS)	$0.51	$(1.10)	$1.73	$(0.41)
Cumulative effect from tax elections	—	—	(0.46)	—
Loss on early retirement of debt	—	1.41	—	1.11
Non-operational professional fees	—	0.09	—	0.12
Non-cash tax provision impact from change in Indiana state tax rate	—	0.09	—	0.07
River flooding expenses	—	0.01	—	0.01
Adjusted diluted earnings per share (Adjusted EPS)	$0.51	$0.50	$1.27	$0.90

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	34,255	38,888	34,138	49,174

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors.  The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees.  Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations.  Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees and river flooding expenses and reimbursements.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income, based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of loss on early retirement of debt, the cumulative effect from tax elections, non-operational professional fees, non-cash tax provision impact from state tax rate change and river flooding expenses and reimbursements.  Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations.  Adjusted EPS is a significant factor in the internal evaluation of total Company performance.  Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company.  In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release.  The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations.  Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP.  Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure.  Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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